EXHIBIT 4

Form of Variable Annuity Contract

National Home Life Assurance Company A Missouri Stock Company Administrative Offices: Valley Forge, Pennsylvania 19493 (Hereafter referred to as “The Company”)

Variable Annuity Contract

The Company has issued this Contract on the life of the Annuitant in consideration of the application and Initial Purchase Payment.

This plan provides a monthly Annuity Payment for the life of the Annuitant. Payments start on the Annuity Date. See Parts III, XI & XII of the Contract for details.

Benefits when based on the investment experience of a Separate Account are not guaranteed as to amount.

Right to Examine Contract

If for any reason the Owner is not satisfied with this Contract, he may return it to the Company within 10 days from the date of receipt. It may be returned by delivering it or mailing it to the Company’s Administrative Offices, the Company’s Administrator or the agent through whom it was purchased. If returned, this Contract shall be void from the Contract Date. The Company will refund the greater of: (1) Purchase Payment(s); or (2) the Accumulated Value.

Index

Right to Examine Contract	1
Contract Schedule	2
Definitions	3
General Provisions	4
Description of Annuity Plan	4
Ownership and Assignment	5
Beneficiary	5
The Separate Account	6
Fixed Account	6
Accumulated Value	7
Partial or Full Surrenders	7
Required Distributions Pursuant to IRC Sec 72(s)	8
Annuity Income Options	8
Annuity Tables	9

IN WITNESS WHEREOF, THE Company has caused this Contract to be signed by its President and Secretary.

/s/ Ronald L. Souders
Ronald L. Souders
Secretary

/s/ Donald D. Kennedy, Jr.
Donald D. Kennedy, Jr.
President

FLEXIBLE PREMIUM MULTI-FUNDED VARIABLE ANNUITY CONTRACT NON-PARTICIPATING

NH-FPVA-286 (R)	Page 1

IMPORTANT:

ADDRESS ALL CORRESPONDENCE TO NATIONAL HOMES ADMINISTRATOR

Delaware Valley Financial Services, Inc.

Ten Valley Stream Parkway, Malvern, PA 19355

(215) 296-9600

(All Correspondence should include the Contract Number)

CONTRACT SCHEDULE

OWNER: JOHN DOE	CONTRACT NUMBER: XXXX
JT OWNER: JOAN DOE	CONTRACT DATE: 2/1/86
ANNUITANT: JOHN DOE	ANNUITY DATE: 11/1/2016
JT ANNUITANT: JOAN DOE	INITIAL PURCHASE PAYMENT: *$5,000
BENEFICIARY: as shown on the Application

*

The Initial Purchase Payment will be invested in the Money Market Subaccount until the end of the Right to Examine period. The Accumulated Value will then be allocated to the Account(s) specified below.

A.	INITIAL ALLOCATION OF ACCUMULATED VALUE (AFTER RIGHT TO EXAMINE PERIOD)

MONEY MARKET SUBACCOUNT	20%
HIGH INCOME SUBACCOUNT	20%
EQUITY INCOME SUBACCOUNT	20%
GROWTH SUBACCOUNT	20%
FIXED ACCOUNT	20%**

**	See Part VII for “Guaranteed Interest” and “Excess Interest” as they will be applied to the Fixed Account.

B.	EACH SUBACCOUNT Of THE “NATIONAL HOME LIFE ASSURANCE COMPANY SEPARATE ACCOUNT II” INVESTS IN A CORRESPONDING PORTFOLIO OF THE “VARIABLE INSURANCE PRODUCTS FUND”. SUBACCOUNTS AND FUND PORTFOLIOS IN WHICH THEY INVEST ARE SHOWN BELOW.

SUBACCOUNTS AND PORTFOLIOS AVAILABLE ON THE CONTRACT DATE

SUBACCOUNT	FUND PORTFOLIO
MONEY MARKET	MONEY MARKET
HIGH INCOME	HIGH INCOME
EQUITY INCOME	EQUITY INCOME
GROWTH	GROWTH

NH-FPVA-286 (R)	Page 2

CONTRACT SCHEDULE

(Continued)

C	PART III, SECTION B, ITEMS (1) AND (2) ARE HEREBY AMENDED TO READ AS FOLLOWS:

(1)	A LUMP SUM CASH BENEFIT: A lump sum cash benefit will equal the greater of: (a) the Accumulated Value as of the date of due Proof of Death and proof that the Annuitant died prior to the Annuity Date; or (b) the sum of all Purchase Payments, less the sum of all partial surrenders; or

(2)	AN ANNUITY INCOME BENEFIT: An Annuity Income Option will be based on the greater of: (a) the Accumulated Value 10 Business Days prior to the Annuity Date elected (and approved by the Company); or (b) the sum of all Purchase Payments, less the sum of all partial surrenders. The Owner may elect an Annuity Income Option for the Beneficiary. If he does not and a cash benefit has not already been made, the Beneficiary may make this election after the Annuitant’s death.

NH-FPVA-286 (R)	Page 2 (Continued)

PART I — DEFINITIONS

Whenever used in this Contract:

“Accumulated Value” means the value of all amounts accumulated under this Contract prior to the Annuity Date.

“Annuitant” means the person on whose life Annuity Payments are based.

“Annuity Date” means the date on which Annuity Payments begin. The Annuity Date is always the first day of the month.

“Annuity Income Option” means one of several ways in which Annuity Payments may be made. A “Fixed Annuity Option” means that the dollar amount of each Annuity Payment will not change over time. A “Variable Annuity Option” means that the dollar amount of each Annuity Payment may change over time. These payments will reflect the investment experience of a Subaccount then offered by the Company, and as chosen by the Owner.

“Annuity Payment” means one of a series of payments made under an Annuity Income Option.

“Annuity Unit” means an accounting unit of measure used to calculate variable Annuity Payments.

“Beneficiary” means the person to whom any benefits are due upon the Annuitant’s death.

“Business Day” means a day when the New York Stock Exchange is open for trading.

“Contract Date” means the date of issue of this Contract. “Contract Anniversary” means any anniversary of the Contract Date. “Contract Year” means a period of 12 months starting with the Contract Date or any Contract Anniversary.

“Contract Owner” (or “Owner”) means the person designated as the Owner in the Contract application. The term shall also include any person named as “Joint Owner”. A Joint Owner shares ownership in all respects with the Owner. The Owner has the right to assign ownership to a person or party other than himself.

“Fixed Account” means a part of the Company’s general account which consists of Accumulated Values allocated to it from contracts like this one.

“Fund” means the Fund available on the Contract Date, or as later changed by the Company and disclosed by prospectus. The Fund and portfolios which are available on the Contract Date are shown on the Contract Schedule page. The Fund has several portfolios. There is a portfolio that corresponds to each of the Subaccounts of the Separate Account.

“Investment Amount” means the amount used to compute the investment return of the Separate Account. The Investment Amount at any time is equal to the Accumulated Value less the portion of the Accumulated Value that is in the Fixed Account.

“Joint Annuitant” means the person other than the Annuitant who may be designated by the Owner and on whose life Annuity Payments may also be based.

“Payee” means the Owner, Annuitant, Beneficiary, or any other person, estate, or legal entity to whom benefits are to be paid.

“Period Certain” (or “Payments Certain”) means that Annuity Payments will be paid for a minimum period of time. If the Annuitant dies his named Beneficiary is paid for the balance of that period.

“Premium Tax” means a regulatory tax on the Purchase Payments made on this Contract. The percentage of premium which the Company has paid as Premium Tax may be deducted from the Accumulated Value.

“Proof of Death” means: (a) a certified death certificate; (b) a certified decree of a court of competent jurisdiction as to the finding of death; (c) a written statement by a medical doctor who attended the deceased; or (d) any other proof satisfactory to the Company.

“Purchase Payment” means premium payment. Under this Contract the “Initial Purchase Payment” must be $5,000 or more, and an “Additional Purchase Payment” must be for $3,000 or more. Purchase Payments, after the first, may be made at any time prior to the Annuity Date as long as the Annuitant is living. The total of all Purchase Payments may not exceed $250,000 without the Company’s approval.

“SEC” means the Securities and Exchange Commission.

“Separate Account” means the Separate Account identified in the Contract Schedule page. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

“Subaccount” means that portion of the Separate Account which invests in shares or units of Mutual Funds. Unit Investment Trusts, and any other investment portfolios which the Company determines to be suitable for this Contract’s purposes.

“Successor Owner” means the person who may be designated by the Owner and to whom contract ownership passes upon the death of the Owner(s).

“Surrender Factor” means a factor established to determine full surrender amounts and how partial surrenders will affect Accumulated Value.

“Written Request” (or “Written Notice”) means a notice or request in writing by the Owner to the Company or its Administrator. It is how the Owner lets the Company know any requests he has or changes he wants to make to this Contract. Such request must be in a format and content acceptable to the Company.

NH-FPVA-286 (R)	Page 3

PART II — GENERAL PROVISIONS

THE CONTRACT: This Contract with the attached application is the entire contract.

All statements in the application are deemed representations and not warranties.

The Company reserves the right to make any modifications to conform this Contract to, or give the Owner the benefit of, any Federal or State statute or any rule or regulation of the United States Treasury Department.

No agent may change this Contract or waive any of its provisions. No change in the Contract is valid unless approved by an executive officer of the Company and evidenced by endorsement hereon, or by Amendment hereto signed by such officer.

INCONTESTABILITY: This Contract is incontestable from the Contract Date, subject to the “Misstatement of Age or Sex” provision.

MISSTATEMENT OF AGE OR SEX: The Company may require proof of age and sex before making payments. If the age or sex or both of an Annuitant are misstated, payments will be adjusted to the amount which would have been provided for the right age or sex. In the case of age or sex correction after payments have commenced, the Company will: (1) in the case of underpayment, pay the full amount due with the next payment; or (2) in the case of overpayment, deduct the amount due from one or more future payments.

ANNUITY DATA: The Company will not be liable for obligations which depend on receiving information from a Payee until such information is received in a form satisfactory to the Company.

PRONOUNS: Masculine pronouns shall include both the masculine and feminine gender unless the context indicates otherwise.

NON-PARTICIPATING: This Contract does not pay dividends. It will not share in the profits or surplus earnings of the Company.

PROTECTION OF PROCEEDS AND PAYMENTS: To the extent permitted by law neither the proceeds nor any payment under this Contract shall be subject to the claims of creditors or legal process.

ANNUAL REPORT: Once each Contract Year the Company will give the Owner an annual report. It will show: (1) the Accumulated Value in each Subaccount; (2) the Accumulated Value in the Fixed Account; and (3) the Purchase Payments, charges and any transfers for the year. This report will also give the Owner any other facts required by law or regulation. The Owner may ask for a report like this at any time. But, except for the report the Company sends out once a year, it has a right to charge a fee for each report.

DEFERMENT OF PAYMENT: To the extent that any cash withdrawal or lump sum death benefit is allocable to the Separate Account, it will be paid within 7 days from the date the election becomes effective, except that the Company may be permitted to defer such payment if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets the Company defer payments to protect its Contract Owners.

To the extent that any cash withdrawal is allocable to the Fixed Account, the Company may defer payment for a period of not more than 6 months from the date it receives Written Request. If this happens, interest will continue to be credited to the Accumulated Value until the payment is made.

PART III — DESCRIPTION OF ANNUITY PLAN

This is a Flexible Premium Multi-Funded Variable Annuity Plan. It will pay a monthly Annuity Payment for the life of the Annuitant. Annuity Payments start on the Annuity Date. If the Annuitant dies before the Annuity Date a death benefit will be paid to the named Beneficiary. If the Annuitant dies after the Annuity Date any unpaid Payments Certain will be paid to the Beneficiary. The Annuitant is named on the Contract Schedule page.

The following provisions describe the plan and how it works.

A.	ANNUITY BENEFIT PAYABLE ON OR AFTER ANNUITY DATE: Annuity Payments are based on the Accumulated Value 10 Business Days prior to the Annuity Date and the Annuity Income Option elected. Annuity Payments are made in accordance with the following provisions:

1.	NORMAL ANNUITY DATE: The normal Annuity Date is the later of (a) or (b) below, but in no event later than the 1st day of the month after the Annuitant’s 85th birthday:

(a) the 1st day of the month after 10 full Contract Years; or

(b) the 1st day of the month on or after the Contract Anniversary which follows the Annuitant’s 65th birthday.

2.	ADVANCE OR DEFER THE ANNUITY DATE: The Owner may advance or defer the Annuity Date. He may not advance it to a date prior to 30 days after the date of Written Request, or defer it to a date beyond the first day of the month after the Annuitant’s 85th birthday. An Annuity Date may only be changed by Written Request during the Annuitant’s lifetime. Request must be made at least 30 days before the then scheduled Annuity Date.

3.	ANNUITY PAYMENTS: The automatic Annuity Income Option is a Fixed Annuity under Option 2. Life Annuity with 120 monthly Payments Certain. At any time, while the Annuitant is living, and before the Annuity Date the Owner may elect to change the Annuity Income Option by Written Request. Such election must be made at least 30 days in advance, and is subject to the approval of the Company.

NH-FPVA-286 (R)	Page 4

Annuity Payments are made monthly starting on the Annuity Date. The Annuity Payments are guaranteed to be no less than as provided in Part XI and Part XII of this Contract. The minimum payment is $100. The number of payments made in a year may be adjusted to maintain this $100 minimum per payment. If Accumulated Value is less than $5,000 the Company has the right to pay that amount in a lump sum. The Company may require proof of the Annuitant’s age before making payments. From time to time the Company may require proof that such Annuitant is living.

4.	JOINT ANNUITANT: The Owner may, in the application or by Written Request at least 30 days prior to the Annuity Date, name a joint Annuitant. Such joint Annuitant must meet the Company’s underwriting requirements. If approved by the Company the Joint Annuitant shall be named on the Contract Schedule or added by endorsement. An Annuitant or Joint Annuitant may not be replaced.

The Annuity Date shall be determined based on the date of birth of the Annuitant. If, prior to the Annuity Date, the Owner directs that Annuity Payments be made solely to either the Annuitant or Joint Annuitant, all rights under the Contract shall terminate as to the Annuitant or Joint Annuitant to whom no Annuity Payments are to be made.

If the Annuitant or Joint Annuitant dies prior to the Annuity Date, the survivor shall be the sole Annuitant. Another Joint Annuitant may not be designated. Payment to a Beneficiary shall not be made until the death of the surviving Annuitant.

B.	DEATH BENEFIT PAYABLE PRIOR TO ANNUITY DATE: Subject to the provision dealing with Joint Annuitants, the Death Benefit is calculated and is payable upon receipt of due Proof of Death of the Annuitant as well as proof that the Annuitant died prior to the Annuity Date. The Death Benefit is not reduced by the application of any Surrender Factor. The Death Benefit may be paid as:

(1)	A LUMP SUM CASH BENEFIT; or

(2)	AN ANNUITY INCOME BENEFIT: The Owner may elect an Annuity Income Option for the Beneficiary. If he does not and a cash benefit has not already been made, the Beneficiary may make this election after the Annuitant’s death.

PART IV — OWNERSHIP AND ASSIGNMENT

OWNERSHIP: The Owner of the Contract on the Contract Date is the Annuitant, unless otherwise specified in the application. The Owner may specify a new Owner by Written Notice at any time thereafter. During the Annuitant’s lifetime all rights and privileges under this Contract may be exercised solely by the Owner. Ownership passes to the Successor Owner upon the death of the Owner(s). If no Successor Owner is designated or if no Successor Owner is living, the Successor Owner is the Owner’s estate. From time to time the Company may require proof that the Owner is still living.

ASSIGNMENT: The Company is not responsible for the validity of any assignment. No assignment will be recognized until the Company receives Written Notice. The interest of any Beneficiary which the assignor has the right to change shall be subordinate to the interest of an assignee. Any amount paid to the assignee shall be paid in one sum, notwithstanding any settlement agreement in effect at the time assignment was executed. The Company shall not be liable as to any payment or other settlement made by the Company before receipt of Written Notice.

PART V — BENEFICIARY

The Owner names a Beneficiary when he applies. Such designation may be made irrevocable by Written Notice filed and approved by the Company. An irrevocable Beneficiary may be changed only with his own written consent. Changes in Beneficiary are made by Written Notice to the Company. Such change will take effect on the date the notice is signed. The Company must acknowledge in writing receipt of the notice. The change shall not affect any payment made or other action taken before the Company acknowledges the notice.

A.	ANNUITANT’S DEATH PRIOR TO ANNUITY DATE: If the Annuitant dies prior to the Annuity Date the following will apply unless the Owner has made other provisions (Subject to Part Ill-A(4) Joint Annuitant).

(1)	If there is more than one Beneficiary, each will share equally;

(2)	If one of two or more Beneficiaries has already died, that share of the death benefit will be paid equally to the survivor(s);

(3)	If no Beneficiary is living, the proceeds will be paid to the Owner;

(4)	If a Beneficiary dies at the same time as the Annuitant, the proceeds will be paid as though the Beneficiary had died first;

(5)	If a Beneficiary dies within 15 days after the Annuitant’s death and before the Company receives due proof of the Annuitant’s death, proceeds will be paid as though the Beneficiary had died first.

B.	ANNUITANT’S DEATH ON OR AFTER ANNUITY DATE: If the Annuitant dies on or after the Annuity Date, any unpaid Payments Certain will be paid to the Beneficiary under Annuity Income Option 2, 3 or 5.

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C.	DEATH OF BENEFICIARY: If a Beneficiary who is receiving Annuity Payments dies, any remaining Payments Certain will be paid to that Beneficiary’s named Beneficiary(ies) when due.

If no Beneficiary survives the Annuitant, the right to any amount payable will pass to the Owner. If the Owner is the Annuitant, this right will pass to his estate.

PART VI — SEPARATE ACCOUNT

The Separate Account is registered with the SEC under the Investment Company Act of 1940 as a Unit Investment Trust type of Investment Company. It is also subject to the laws of Missouri. The Company owns the assets of the Separate Account. It keeps them separate from the assets of its general investment account. The Company established the Separate Account to support variable annuity contracts.

The Company uses the assets of the Separate Account to buy shares in the Fund. The Separate Account has Subaccounts which are invested in corresponding specific portfolios in the Fund. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains or losses in the Company’s other investment accounts.

The Company will determine the value of the assets in the Separate Account at the end of each Business Day. The Company might need to know the value of an asset on a day that is not a Business Day. In this case, it will use the value of that asset as of the end of the next Business Day on which trading takes place.

The Company will always keep assets in the Separate Account with a value at least equal to the total Investment Amount under Contracts like this one. To the extent those assets do not exceed this amount, the Company uses them only to support those Contracts. It does not use those assets to support any other business. The Company may use any excess over this amount in any way it chooses.

SUBACCOUNTS: The Separate Account has several Subaccounts. The Subaccounts available on the Contract Date are listed on the Contract Schedule page.

ALLOCATIONS TO THE SUBACCOUNTS: The Owner determines, using percentages, what portion of the Accumulated Value will be allocated among the Subaccounts at the end of the Right to Examine period. The Contract Schedule page will show the initial allocations. The Owner may choose to allocate nothing to a particular Subaccount. But any allocation must be at least 10% of the total Accumulated Value. The Owner may not choose a fractional percent.

The Owner may change the allocation for additional premium amounts at any time. The change will take effect on the date the Company receives Written Notice.

TRANSFERS AMONG SUBACCOUNTS AND TO THE FIXED ACCOUNT: The Owner may transfer amounts among Subaccounts and to the Fixed Account as often as he wishes during a Contract Year. The first 12 transfers during each Contract Year will be without charge. There will be a $10 charge for any transfer after the first 12 in any Contract Year. The minimum amount which may be transferred is the lesser of $1,000 or the entire value of the Subaccount from which the transfer is being made. If, after a transfer, the value of the Subaccount would be less than $500, the Company has the right to include that amount as part of the transfer. The transfer will take effect on the date the Company receives notice.

CHANGE IN INVESTMENT POLICY: A portfolio of the Fund might make a material change in its investment policy. In that case, the Company will send the Owner a notice of the change.

RIGHTS RESERVED BY THE COMPANY: Subject to any required approval of the SEC, the Missouri Insurance Department, and any other regulatory authority, the Company reserves the right to take certain actions. These actions are:

(1)	To deregister the Separate Account under the Investment Company Act of 1940;

(2)	To combine any two or more separate accounts;

(3)	To operate the Separate Account as a management investment company or any other form permitted by law;

(4)	To substitute shares of another fund or units of a trust if shares of the Fund are not available or if, in the judgement of the Company, further investment in such shares is no longer appropriate; and

(5)	To add or delete Funds, portfolios and corresponding Subaccounts.

PART VII — FIXED ACCOUNT

FIXED ACCOUNT: The Fixed Account, which is part of the Company’s general account, consists of Accumulated Values which are allocated to it from contracts similar to this one. These values will be credited with interest as specified in the “Guaranteed Interest” and “Excess Interest” provisions, until the Annuity Date.

ALLOCATIONS TO THE FIXED ACCOUNT: The Owner determines, using percentages, what portion of the Accumulated Value will be allocated to the Fixed Account at the end of the Right to Examine period as shown on the Contract Schedule page. The Owner may choose to allocate nothing to the Fixed Account. But any allocation must be at least 10% of the total Accumulated Value. Fractional percentages are not allowed.

The Owner may change the allocation for Additional Purchase Payments at any time. The change will take effect on the date the Company receives Written Notice.

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TRANSFERS TO THE SUBACCOUNTS: Transfers from the Fixed Account to the Subaccounts may be made only with the consent of, and to the extent allowed by, the Company.

GUARANTEED INTEREST: The guaranteed interest rate credited on that portion of the Accumulated Value in the Fixed Account is an effective annual rate of 3%.

EXCESS INTEREST: Excess interest on that portion of the Accumulated Value in the Fixed Account may be credited in addition to the guaranteed interest rate. The rate of any excess interest is not guaranteed. It will be determined from time to time and will continue thereafter until a new rate is determined. The Company may use different rates of excess interest for different portions of the Accumulated Value that are in the Fixed Account.

PART VIII — ACCUMULATED VALUE

On the Contract Date the Accumulated Value is equal to the Initial Purchase Payment received, reduced by any applicable deductions corresponding to the charges described in item B below. On any day after the Contract Date, the Accumulated Value is equal to what it was on the previous day, increased by any applicable amounts as set forth in item A below, and decreased by any applicable amounts as set forth in item B below.

A.	ACCUMULATED VALUE WILL BE INCREASED BY:

(1)	any Additional Purchase Payments received;

(2)	any increase in the value of the Subaccount(s), due to investment results, to which that portion of the Accumulated Value is allocated;

(3)	interest earned on that portion of Accumulated Value that is in the Fixed Account.

B.	ACCUMULATED VALUE WILL BE REDUCED BY:

(1)	any decrease in the value of the Subaccount(s), due to investment results, to which that portion of the Accumulated Value is allocated;

(2)	a daily charge corresponding to an annual charge of 1.50% of the Investment Amount per year, for mortality and expense risks assumed by the Company and for the cost of administering this Contract;

(3)	any amount charged against the Accumulated Value for Premium Taxes, transfer charges, or other taxes;

(4)	an amount equal to any partial surrender(s) divided by the applicable Surrender Factor(s).

INVESTMENT AMOUNT: The Investment Amount is allocated among the Subaccounts. The amount of the Investment Amount and its allocation to Subaccounts depends on: (1) how the Purchase Payment(s) are allocated; (2) the amount and timing of any additional Purchase Payments; (3) whether or not there are any transfers; and (4) the investment performance of the Subaccounts to which amounts are allocated or transferred.

PART IX — PARTIAL OR FULL SURRENDERS

Partial or full surrenders may be made at any time before the Annuity Date. No partial or full surrenders may be made after the Annuity Date. Any surrender amount may be paid in a lump sum, or if elected, all or any part may be paid out under an Annuity Income Option. Any partial annuitization will be allocated between earnings and principal on a prorata basis.

A.	PARTIAL SURRENDER: As of the date the Company receives Written Request for partial surrender, the Accumulated Value will be reduced by an amount equal to the surrender amount divided by the applicable Surrender Factor, subject to the following:

(1)	Partial surrenders will be deducted in the following sequence: first from that portion of Accumulated Value, if any, to which a Surrender Factor of 1.00 applies; then from the Initial Purchase Payment; next from the first Additional Purchase Payment, if any; then from the 2nd Additional Purchase Payment, if any; and so on. In the absence of specific direction from the Owner, all deductions will be made from all Subaccounts and the Fixed Account on a prorata basis.

(2)	The minimum partial surrender is $500.

(3)	Any partial surrender which would reduce Accumulated Value to less than $2,000 will be considered a request for full surrender.

B.	FULL SURRENDER: As of the date the Company receives Written Request for full surrender, the amount payable is the Accumulated Value multiplied by the Surrender Factors shown below.

C.	SURRENDER FACTORS: at partial or full surrender:

(1)	A Surrender Factor of 1.00 applies to Purchase Payments made more than 6 Contract Years prior to the date of the Written Request and which were not previously withdrawn.

(2)	During the first 6 Contract Years a Surrender Factor of 1.00 applies to that portion of one partial or full surrender per Contract Year which is equal to or less than the result of (a) minus (b) where:

(a)	= Accumulated Value; and

(b)	= Remaining Purchase Payments not previously withdrawn, net of surrender charges previously applied.

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(3)	After the first 6 Contract Years a Surrender Factor of 1.00 applies to that portion of any partial or full surrender which is equal to or less than the result of (a) minus (b) where:

(a)	= Accumulated Value; and

(b)	= Remaining Purchase Payments not previously withdrawn, net of surrender charges previously applied.

(4)	except as set forth in C(1) through C(3) above, the applicable Surrender Factor is .94.

In no event will the total surrender charges exceed 6% of Purchase Payments for the life of the Contract.

PART X — REQUIRED DISTRIBUTIONS PURSUANT TO IRC SEC 72(s)

If either the Contract Owner or Joint Owner dies before the entire interest in the Contract is distributed:

(a)	In general the following applies:

(i)	if death occurs on or after the Annuity Date the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death; and

(ii)	if death occurs before the Annuity Date, the entire interest in this Contract will be distributed within 5 years after the date of death.

(b)	There is an exception to (a) above, if the person to whom ownership of this Contract passes by reason of such death (hereafter referred to as the “Owner’s Designated Beneficiary”), chooses to take any portion of his interest in this Contract as an Annuity to be paid to himself or for his benefit, then such portion shall be treated as distributed on the date distributions begin, provided: (1) such distributions begin no later than 1 year after the death of the Owner or Joint Owner, whichever is first, or such later date as may be prescribed by Federal regulations: and (2) such portion will be distributed, in accordance with regulations, either over the lifetime of the Owner’s Designated Beneficiary, or over a period not extending beyond his life expectancy.

(c)	Special rule where surviving spouse is the Owner’s Designated Beneficiary: If the Owner’s Designated Beneficiary is the surviving spouse of the deceased Owner or Joint Owner, then paragraphs (a) and (b) shall be applied by treating such spouse as the original Contract Owner.

PART XI — ANNUITY INCOME OPTIONS

All or part of the Accumulated Value may be placed under one or more Annuity Income Options. If Annuity Payments are to be paid under more than one option, the Company must be told what part of the Accumulated Value is to be paid under each option. The Annuity Income Options are shown below. Election of an Annuity Income Option is made by Written Request to the Company at least 30 days in advance of the Annuity Date. If no election is made payments will be made as an Annuity under Option 2 with 120 Payments Certain. Subject to approval by the Company, the Owner may select any other Annuity Income Option then being offered by the Company. Annuity Income Options are not available to: (1) an assignee; or (2) any other than a natural person except with the consent of the Company.

A.	ANNUITY INCOME OPTIONS 1 THROUGH 5 ARE OFFERED AS FIXED ANNUITY OPTIONS. This means that the amount of each Annuity Payment will be set on the Annuity Date and will not change.

B.	ANNUITY INCOME OPTIONS 1 THROUGH 4 ARE ALSO OFFERED AS VARIABLE ANNUITY OPTIONS. This means that Annuity Payments, after the first, will reflect the investment experience of a Subaccount then offered by the Company and chosen by the Owner.

C.	ANNUITY INCOME OPTIONS:

1.	LIFE ANNUITY — AVAILABLE AS EITHER A FIXED OR VARIABLE OPTION: Monthly Annuity Payments are paid for the life of an Annuitant, ceasing with the last Annuity Payment due prior to his death.

2.	LIFE ANNUITY WITH 120, 180, or 240 MONTHLY PAYMENTS CERTAIN — AVAILABLE AS EITHER A FIXED OR VARIABLE OPTION: Monthly Annuity Payments are paid for the life of an Annuitant, with a Period Certain of 120,180, or 240 months, as elected.

3.	INSTALLMENT OR UNIT REFUND LIFE ANNUITY — AVAILABLE EITHER AS A FIXED (INSTALLMENT REFUND) OR VARIABLE (UNIT REFUND) OPTION: Monthly Annuity Payments are paid for the life of an Annuitant, with a Period Certain determined by dividing the Accumulated Value by the first Annuity Payment.

4.	JOINT AND LAST SURVIVOR ANNUITY — AVAILABLE AS EITHER A FIXED OR VARIABLE OPTION: Monthly Annuity Payments for the life of 2 Annuitants and thereafter for the life of the survivor, ceasing with the last Annuity Payment due prior to the survivor’s death.

5.	DESIGNATED PERIOD ANNUITY — ONLY AVAILABLE AS A FIXED OPTION: Monthly Annuity Payments are paid for a Period Certain as elected, which may be from 5 to 30 years.

NH-FPVA-286 (R)	Page 8

PART XII — ANNUITY TABLES

The following tables show guaranteed amounts per $1000 of Accumulated Value. The amounts are based on the Annuitant’s adjusted age at the time the first Annuity Payment is due.

CALENDAR YEAR OF BIRTH	ADJUSTED AGE IS:
Before 1916	Actual Age
1916 - 1935	Actual Age Minus 1
1936 - 1955	Actual Age Minus 2
1956 - 1975	Actual Age Minus 3
1976 - 1995	Actual Age Minus 4

(Actual Age as used in the table above means age nearest birthday at the time the first Annuity Payment is due.)

The tables for the first four Options are based on the 1971 Individual Annuity Mortality Table assuming births prior to 1916 and an interest rate of 4% per year. The table for Option 5 is based on an interest rate of 4% per year. The amount of monthly Annuity Payment per $1,000 applied for any ages or years of birth not shown will be furnished by the Company upon request. Any Annuitant who is over age 85 at the date Annuity Payments start will be treated as being age 85 on that date.

FIXED ANNUITY PAYMENT AMOUNTS: With respect to a Fixed Annuity Option, the amounts shown on the following tables represent the guaranteed minimum for each Annuity Payment.

VARIABLE ANNUITY PAYMENT AMOUNTS: With respect to a Variable Annuity Option, the amounts shown on the following tables represent the first Annuity Payment, based on the assumed interest rate of 4%. The amount of each Annuity Payment after the first is determined by means of Annuity Units.

The number of Annuity Units is determined by dividing the first Annuity Payment by the Annuity Unit value for the selected Subaccount 10 Business Days prior to the Annuity Date. The number of Annuity Units for the Subaccount then remains fixed, unless an exchange of Annuity Units (as set forth below) is made. After the first Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the number of Annuity Units multiplied by the Annuity Unit value for the Subaccount 10 Business Days before the due date of the Annuity Payment.

The Annuity Unit Value for each Subaccount was established at $10.00. The Annuity Unit value for any subsequent Business Day is equal to (a) times (b) times (c), where:

(a)	= the Annuity Unit value on the immediately preceding Business Day;

(b)	= the Net Investment Factor for the day;

(c)	= the investment result adjustment factor (.99989255 per day), which recognizes an assumed interest rate of 4% per year used in determining the Annuity Payment amounts.

The Net Investment Factor is a factor applied to a Subaccount that reflects daily changes in the value of the Subaccount due to:

(a)	any increase or decrease in the value of the Subaccount due to investment results.

(b)	a daily charge corresponding to an annual charge of 1.50% per year, for mortality and expense risks assumed by the Company and for the cost of administering the Contract.

EXCHANGES AMONG SUBACCOUNTS: After the Annuity Date the Owner may, by filing a Written Request, exchange the current value of the existing Subaccount to Annuity Units of any single Subaccount then available. This exchange shall result in the same dollar amount of Annuity Payment on the date of exchange.

Exchanges will be made using the Annuity Unit value for the Subaccount(s) on the date the Written Request for exchange is received. On the exchange date the Company will:

(a)	Establish a value for the current Subaccount. (This is done by multiplying the Annuity Unit value by the number of Annuity Units in the existing Subaccount.); and

(b)	Compute the number of Annuity Units for the new Subaccount (This is done by dividing the Annuity Unit value of the new Subaccount into the value calculated in (a) above).

All exchanges are subject to the following conditions:

(a)	No more than 6 exchanges may be made in any Contract Year;

(b)	The value of the Annuity Units exchanged must provide at least a $100 Annuity Payment at the time of the exchange; and

(c)	Written Request for the exchange must be received at least 15 Business Days prior to the first payment date affected by the exchange.

ALTERNATE ANNUITY INCOME OPTION RATES: The Company may, at the time of election of an Annuity Income Option, offer more favorable rates in lieu of the guaranteed rates specified in the Annuity Tables.

NH-FPVA-286 (R)	Page 9

OPTIONS ONE, TWO AND THREE: SINGLE LIFE ANNUITIES

MALE	SINGLE LIFE ANNUITIES
Adjusted Age of Payee	Monthly Payments Certain		Adj. Age of Payee	Monthly Payments Certain				Install- ment/Unit Refund	Adj. Age of Payee	Monthly Payments Certain				Install- ment/Unit Refund
	120	240		None	120	180	240			None	120	180	240
20	3.73	3.72	43	4.57	4.54	4.50	4.43	4.45	65	7.07	6.62	6.16	5.64	6.34
21	3.75	3.74	44	4.63	4.60	4.55	4.48	4.50	66	7.28	6.77	6.26	5.69	6.49
22	3.77	3.76							67	7.51	6.93	6.35	5.73	6.65
23	3.80	3.78	45	4.70	4.66	4.60	4.53	4.55	68	7.75	7.09	6.45	5.78	6.81
24	3.82	3.80	46	4.77	4.72	4.66	4.57	4.61	69	8.01	7.26	6.54	5.81	6.99
			47	4.85	4.79	4.72	4.62	4.67
25	3.84	3.83	48	4.92	4.86	4.78	4.68	4.73	70	8.30	7.43	6.63	5.85	7.18
26	3.87	3.85	49	5.00	4.93	4.84	4.73	4.79	71	8.60	7.60	6.72	5.88	7.38
27	3.89	3.88							72	8.93	7.78	6.80	5.91	7.59
28	3.92	3.90	50	5.09	5.01	4.91	4.78	4.86	73	9.28	7.96	6.88	5.93	7.82
29	3.95	3.93	51	5.17	5.08	4.98	4.84	4.93	74	9.67	8.14	6.95	5.95	3.06
			52	5.27	5.17	5.05	4.89	5.00
30	3.98	3.96	53	5.36	5.25	5.12	4.95	5.07	75	10.08	8.32	7.02	5.97	8.31
31	4.01	3.99	54	5.47	5.34	5.19	5.01	5.15	76	10.53	8.50	7.08	5.98	8.58
32	4.04	4.02							77	11.02	8.67	7.13	5.99	8.88
33	4.08	4.05	55	5.57	5.43	5.27	5.06	5.23	78	11.54	8.84	7.18	5.99	9.19
34	4.12	4.08	56	5.68	5 53	5.35	5.12	5.32	79	12.12	9.01	7.22	6.00	9.52
			57	5.80	5.63	5.43	5.18	5.41
35	4.15	4.11	58	5.93	5.73	5.51	5.24	5.51	80	12.74	9.16	7.25	6.00	9.88
36	4.19	4.15	59	6.06	5.84	5.60	5.30	5.61	81	13.41	9.31	7.28	6.00	10.27
37	4.24	4.19							82	14.14	9.44	7.29	6.00	10.69
38	4.28	4.22	60	6.20	5.96	5.69	5.36	5.71	83	14.95	9.57	7.31	6.00	11.14
39	4.33	4.26	61	6.35	6.08	5.78	5.42	5.83	84	15.84	9.67	7.32	6.00	11.63
			62	6.51	6.21	5.87	5.48	5.95
40	4.38	4.30	63	6.69	6.34	5.97	5.53	6.07	85 & Over	16.83	9.76	7.33	6.00	12.16
41	4.43	4.34	64	6.87	6.48	6.06	5.59	6.20
42	4.48	4.39

FEMALE
Adjusted Age of Payee	Monthly Payments Certain		Adj. Age of Payee	Monthly Payments Certain				Install- ment/Unit Refund	Adj. Age of Payee	Monthly Payments Certain				Install- ment/Unit Refund
	120	240		None	120	180	240			None	120	180	240
20	3.63	3.62	43	4.26	4.25	4.23	4.20	4.20	65	6.27	6.07	5.82	5.48	5.86
21	3.64	3.64	44	4.31	4.29	4.27	4.24	4.24	66	6.45	6.22	5.93	5.54	6.00
22	3.66	3.65							67	6.64	6.37	6.04	5.60	6.15
23	3.68	3.67	45	4.36	4.34	4.32	4.28	4.29	68	6.85	6.54	6.15	5.66	6.30
24	3.69	3.69	46	4.41	4.39	4.37	4.33	4.33	69	7.08	6.71	6.26	5.71	6.47
			47	4.46	4.44	4.42	4.37	4.38
25	3.71	3.70	48	4.52	4.50	4.47	4.42	4.43	70	7.33	6.89	6.38	5.76	6.65
26	3.73	3.72	49	4.59	4.56	4.52	4.47	4.49	71	7.60	7.08	6.49	5.81	8.34
27	3.75	3.74							72	7.90	7.28	6.59	5.84	7.04
28	3.77	3.76	50	4.65	4.62	4.58	4.52	4.54	73	8.22	7.48	6.69	5.88	7.26
29	3.79	3.78	51	4.72	4.69	4.64	4.57	4.60	74	8.57	7.68	6.79	5.90	7.49
			52	4.80	4.76	4.70	4.63	4.66
30	3.82	3.81	53	4.87	4.83	4.77	4.69	4.75	75	8.95	7.89	6.87	5.92	7.74
31	3.84	3.83	54	4.96	4.91	4.84	4.75	4.80	76	9.37	8.10	6.95	5.94	8.00
32	3.87	3.85							77	9.82	8.30	7.02	5.96	8.29
33	3.89	3.88	55	5.05	4.99	4.91	4.81	4.87	78	10.32	8.50	7.08	5.97	8.58
34	3.92	3.91	56	5.14	5.07	4.99	4.87	4.95	79	10.86	8.69	7.13	5.98	8.90
			57	5.24	5.16	5.06	4.93	5.03
35	3.95	3.93	58	5.34	5.25	5.15	5.06	5.11	80	11.46	8.88	7.17	5.98	9.25
36	3.98	3.96	59	5.45	5.35	5.23	5.07	5.20	81	12.11	9.04	7.21	5.99	9.61
37	4.01	3.99							82	12.81	9.20	7.24	5.99	9.99
38	4.05	4.02	60	5.56	5.45	5.32	5.14	5.30	83	13.59	9.33	7.26	6.00	10.41
39	4.08	4.06	61	5.69	5.56	5.41	5.20	5.40	84	14.43	9.45	7.28	6.00	10.82
			62	5.82	5.68	5.51	5.27	5.50
40	4.12	4.09	63	5.96	5.80	5.61	5.34	5.62	85 & Over	15.34	9.56	7.29	6.00	11.27
41	4.16	4.13	64	6.11	5.93	5.71	5.41	5.70
42	4.20	4.16

NH-FPVA-286 (R)	Page 10

OPTION FOUR: JOINT AND LAST SURVIVOR ANNUITY

Adjusted Age of Male Payee	Adjusted Age of Female Payee																					Adjusted Age of Male Payee
	55	56	57	58	59	60	61	62	63	64	65	66	67	68	69	70	71	72	73	74	75
50	4.46	4.49	4.51	4.54	4.57	4.60	4.63	4.65	4.68	4.71	4.73	4.76	4.78	4.80	4.83	4.85	4.87	4.89	4.92	4.94	4.96	50
51	4.48	4.52	4.55	4.58	4.61	4.64	4.67	4.70	4.73	4.75	4.78	4.81	4.83	4.86	4.88	4.91	4.93	4.96	4.98	5.00	5.03	51
52	4.51	4.55	4.58	4.61	4.65	4.68	4.71	4.74	4.77	4.80	4.83	4.86	4.89	4.92	4.94	4.97	5.00	5.02	5.04	5.07	5.09	52
53	4.54	4.58	4.61	4.65	4.68	4.72	4.75	4.79	4.82	4.85	4.89	4.92	4.95	4.98	5.01	5.03	5.06	5.09	5.11	5.14	5.16	53
54	4.57	4.60	4.64	4.68	4.72	4.76	4.80	4.83	4.87	4.90	4.94	4.97	5.00	5.04	5.07	5.10	5.13	5.16	5.18	5.21	5.24	54

55	4.59	4.64	4.68	4.72	4.76	4.80	4.84	4.88	4.92	4.95	4.99	5.03	5.06	5.10	5.13	5.17	5.20	5.23	5.26	5.29	5.32	55
56	4.62	4.66	4.71	4.75	4.79	4.84	4.88	4.92	4.96	5.00	5.04	5.08	5.12	5.16	5.20	5.24	5.27	5.30	5.34	5.37	5.40	56
57	4.65	4.69	4.74	4.78	4.83	4.87	4.92	4.97	5.01	5.05	5.10	5.14	5.18	5.23	5.27	5.31	5.34	5.38	5.42	5.45	5.48	57
58	4.67	4.72	4.77	4.81	4.86	4.91	4.96	5.01	5.06	5.11	5.15	5.20	5.25	5.29	5.34	5.38	5.42	5.46	5.50	5.54	5.57	58
59	4.69	4.73	4.79	4.85	4.90	4.95	5.00	5.05	5.10	5.16	5.21	5.26	5.31	5.36	5.41	5.45	5.50	5.54	5.58	5.62	5.66	59

60	4.72	4.77	4.82	4.88	4.93	4.99	5.04	5.10	5.15	5.21	5.26	5.32	5.37	5.42	5.48	5.53	5.58	5.63	5.67	5.72	5.76	60
61	4.74	4.79	4.85	4.91	4.96	5.02	5.08	5.14	5.20	5.26	5.32	5.37	5.43	5.49	5.55	5.60	5.66	5.71	5.76	5.81	5.86	61
62	4.76	4.82	4.88	4.93	4.99	5.06	5.12	5.18	5.24	5.31	5.37	5.43	5.50	5.56	5.62	5.68	5.74	5.80	5.85	5.91	5.96	62
63	4.78	4.84	4.90	4.96	5.03	5.09	5.15	5.22	5.29	5.35	5.42	5.49	5.56	5.63	5.69	5.76	5.82	5.89	5.95	6.01	6.06	63
64	4.80	4.86	4.92	4.99	5.05	5.12	5.19	5.26	5.33	5.40	5.47	5.55	5.62	5.69	5.77	5.84	5.91	5.98	6.04	6.11	6.17	64

65	4.82	4.88	4.95	5.01	5.08	5.15	5.22	5.30	5.37	5.45	5.53	5.60	5.68	5.76	5.84	5.92	5.99	6.07	6.14	6.21	6.28	65
66	4.83	4.90	4.97	5.04	5.11	5.18	5.26	5.34	5.41	5.49	5.58	5.66	5.74	5.83	5.91	6.00	6.08	6.16	6.24	6.32	6.40	66
67	4.87	4.92	4.99	5.06	5.14	5.21	5.29	5.37	5.45	5.54	5.62	5.71	5.80	5.89	5.98	6.07	6.17	6.25	6.34	6.43	6.51	67
68	4.88	4.94	5.01	5.08	5.16	5.24	5.32	5.41	5.49	5.58	5.67	5.77	5.86	5.96	6.06	6.15	6.25	6.35	6.44	6.54	6.63	68
69	4.88	4.95	5.03	5.10	5.18	5.27	5.35	5.44	5.53	5.62	5.72	5.82	5.92	6.02	6.12	6.23	6.34	6.44	6.54	6.65	6.75	69

70	4.90	4.97	5.05	5.12	5.21	5.29	5.38	5.47	5.56	5.66	5.76	5.86	5.97	6.08	6.19	6.31	6.42	6.53	6.65	6.76	6.87	70
71	4.91	4.99	5.06	5.14	5.23	5.31	5.40	5.50	5.60	5.70	5.80	5.91	6.02	6.14	6.26	6.38	6.50	6.62	6.75	6.87	6.99	71
72	4.93	5.00	5.08	5.16	5.25	5.34	5.43	5.53	5.63	5.73	5.84	5.96	6.08	6.20	6.32	6.45	6.58	6.71	6.85	6.98	7.11	72
73	4.94	5.02	5.09	5.18	5.27	5.36	5.45	5.55	5.66	5.77	5.88	6.00	6.12	6.25	6.38	6.52	6.66	6.80	6.94	7.08	7.23	73
74	4.95	5.03	5.11	5.19	5.28	5.38	5.48	5.58	5.68	5.80	5.92	6.04	6.17	6.30	6.44	6.59	6.74	6.89	7.04	7.19	7.34	74

75	4.97	5.04	5.13	5.21	5.30	5.40	5.49	5.60	5.71	5.83	5.95	6.08	6.21	6.35	6.50	6.65	6.81	6.97	7.13	7.29	7.46	75
76	4.98	5.06	5.14	5.23	5.32	5.41	5.51	5.62	5.73	5.85	5.98	6.11	6.25	6.40	6.55	6.71	6.88	7.05	7.22	7.40	7.57	76
77	5.00	5.08	5.16	5.24	5.33	5.43	5.53	5.64	5.76	5.88	6.01	6.15	6.29	6.44	6.60	6.77	6.94	7.12	7.31	7.49	7.68	77
78	5.02	5.09	5.17	5.26	5.35	5.45	5.55	5.66	5.78	5.90	6.04	6.18	6.33	6.48	6.65	6.82	7.01	7.19	7.39	7.59	7.79	78
79	5.04	5.11	5.19	5.28	5.37	5.47	5.57	5.68	5.80	5.93	6.06	6.21	6.36	6.52	6.69	6.88	7.06	7.26	7.46	7.68	7.89	79
80	5.07	5 14	5.22	5.30	5.39	5.49	5.59	5.70	5.82	5.95	6.09	6.24	6.39	6.56	6.74	6.92	7.12	7.32	7.54	7.76	7.99	80

Monthly payment for adjusted ages not shown will be furnished by the Company on request.

OPTION FIVE: PAYMENT FOR A DESIGNATED PERIOD

Years of Payments	Amount of Monthly Payment	Years of Payments	Amount of Monthly Payment	Years of Payments	Amount of Monthly Payment
5	$18.32	14	$7.72	23	$5.49
6	15.56	15	7.34	24	5.35
7	13.59	16	7.00	25	5.22
8	12.12	17	6.71	26	5.10
9	10.97	18	6.44	27	5.00
10	10.06	19	6.21	28	4.90
11	9.31	20	6.00	29	4.30
12	8.69	21	5.81	30	4.72
13	8.17	22	5.64

NH-FPVA-286 (R)	Page 11

FLEXIBLE PREMIUM MULTI-FUNDED VARIABLE ANNUITY CONTRACT NON-PARTICIPATING National Home Life Assurance Company